                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-74514
PROSPECTUS
----------


                               CYTYC CORPORATION


                       4,923,718 Shares of Common Stock

         This Prospectus relates to the resale of up to an aggregate of 4,923,718 shares of our common stock issued to the stockholders of Pro Duct Health, Inc., in connection with our acquisition of Pro Duct Health. We will receive none of the proceeds from the resale of the shares. The selling stockholders may sell the shares at market prices prevailing at the time of the sale or at prices otherwise negotiated.

          The common stock offered in this prospectus involves a high degree of risk. Consider carefully the risk factors beginning on page 5.

          Our common stock is traded on the Nasdaq National Market under the symbol "CYTC."

--------------------------------------------------------------------------------
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

              The date of this prospectus is December 21, 2001.

                               TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
Incorporation by Reference..............................................................................             2
Forward-Looking Information.............................................................................             3
Where You Can Find More Information.....................................................................             3
Summary.................................................................................................             4
Risk Factors............................................................................................             5
Use of Proceeds.........................................................................................            10
Selling Stockholders....................................................................................            10
Plan of Distribution....................................................................................            12
Legal Matters...........................................................................................            14
Experts.................................................................................................            14

                                  -----------

          We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. Cytyc(R) and ThinPrep(R) are registered trademarks and ThinPrep(R) Pap Test (TM) is a trademark in each case owned by us. All other trademarks are property of their respective owners.

                                  -----------

                          INCORPORATION BY REFERENCE

          The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

          . Annual Report on Form 10-K for the year ended December 31, 2000 and related exhibits;

          . Current Report on Form 8-K filed on October 19, 2001 and related exhibits;

          .    Quarterly Reports on Form 10-Q for the quarters ended
               September 30, 2001, June 30, 2001 and March 31, 2001 and related exhibits; and

         . The description of our capital stock contained in the Registration Statement on Form 8-A which was filed with the SEC on January 16, 1996, and the description of our capital stock contained in the Registration Statement on Form 8-A, which was filed with the SEC on August 29, 1997.

          You may request these documents in writing or by telephone. We will provide you at no cost a copy of any or all information incorporated by reference in the registration statement, of which this prospectus is a part. Requests should be directed to our Investor Relations Department at our principal offices, which are located at 85 Swanson Road, Boxborough, MA 01719. You may contact our investor relations department by calling us at (978) 263-8000.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.


                          FORWARD LOOKING INFORMATION

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. This section provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking statements. In particular, among others, statements regarding industry prospects and our future results of operations or financial position, domestic and international marketing and sales plans, product plans and performance, management's assessment of market factors, as well as statements regarding the strategy and plans of the Company are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form S-3 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at (800)732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

         This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

                              PROSPECTUS SUMMARY

         This document is called a prospectus and is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, selling holders may from time to time sell the securities described in this prospectus in one or more offerings.

         This prospectus provides you with a general description of the securities that the selling holders may offer. Each time a selling holder sells securities, the selling holder is required to provide you with a prospectus supplement containing specific information about the selling holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

         All selling stockholders were former stockholders of Pro Duct Health. The selling stockholders acquired the shares being offered in this prospectus as a result of the acquisition by us of Pro Duct Health on November 30, 2001. All selling stockholders must deliver a prospectus to purchasers at or prior to the time of any sale of the common stock offered in this prospectus.

                                CYTYC CORPORATION

         This business overview highlights information contained in certain documents incorporated by reference into this prospectus. This business overview does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements incorporated herein by reference, before making an investment decision.

         We design, develop, manufacture and market a sample preparation system for medical diagnostic applications. Our ThinPrep(R) System allows for the automated preparation of cervical cell specimens on microscope slides for use in cervical cancer screening, as well as for the automated preparation of other cell specimens on microscope slides for use in non-gynecological testing applications. We believe that the ThinPrep System improves accuracy in the detection of cervical cancer and precancerous lesions by making the slide more representative of the patient's clinical condition, improving preservation of the sample, standardizing the presentation of cells on the slide, and reducing the presence of mucus, blood and other obscuring debris.

         We received initial pre-market approval from the FDA to market our ThinPrep System as a replacement for the conventional pap smear in May 1996. We commenced the full-scale commercial launch of the ThinPrep System for cervical cancer screening in the United States in 1997 and in selected international markets in 1998. In May 2000, the FDA approved the ThinPrep(R) 3000 Processor, our next-generation processor for automated sample preparation. In December 2000, we began clinical trials of the ThinPrep(R) Imaging System(TM) to aid in cervical cancer screening.

         On November 30, 2001, we acquired Pro Duct Health, a privately-held company that has developed an innovative, FDA-approved ductal lavage device designed to enhance the evaluation of risk for breast cancer.

         We were incorporated in Delaware in 1987. Our principal offices are located at 85 Swanson Road, Boxborough, Massachusetts, 01719 and our telephone number is (978) 263-8000. Our web site is located at www.cytyc.com. The information contained in our web site does not constitute part of this prospectus.

                                 RISK FACTORS

         Our operating results and financial condition have varied in the past and may in the future vary significantly depending on a number of factors. Except for the historical information in this prospectus, the matters contained in this prospectus include forward-looking statements that involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report. Additional risks that are not yet identified or that we currently think are immaterial may also impair our business operations. Such factors, among others, may have a material adverse effect upon our business, results of operations and financial condition. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in or incorporated by reference into this prospectus, including our consolidated financial statements and the related notes.

We depend principally on the sale of a single product.

         To date, we have derived most of our revenues from sales of our ThinPrep 2000 Processor, related instruments, filters, and other supplies for use in gynecological and non-gynecological testing applications. If we are unable to successfully develop and commercialize other products, our business, sales and profits will be materially impaired. Although we have begun marketing our next-generation ThinPrep 3000 Processor and we are currently in clinical trials for our ThinPrep Imaging System, neither product has generated significant revenues yet. We cannot guarantee that the development of our ThinPrep Imaging System will be successfully completed, or that we will obtain necessary regulatory approval to market the ThinPrep Imaging System in the United States or in other countries. We also cannot guarantee that we will be able to obtain adequate reimbursement from insurance companies and other third party payors for the ductal lavage device for the detection of breast cancer that we obtained in our acquisition of Pro Duct Health, or that we will otherwise be able to generate significant revenue from sales of the Pro Duct Health device. We may be required to obtain FDA approval and secure adequate reimbursement from insurance companies and other third party payors for any other new products that we are able to develop or obtain, and we may not be able to do so.

We cannot guarantee we will obtain necessary regulatory approvals for our products.

         If we do not obtain all necessary regulatory approvals for any new products we are able to successfully develop or obtain, our ability to generate sales from new product offerings will materially suffer. The governments of the United States and other countries extensively regulate the manufacture and sale of medical diagnostic devices intended for commercial use. For example, United States commercial sales of medical diagnostic devices require FDA approval before selling may commence. Obtaining FDA and other required regulatory approvals can be time-consuming, expensive and uncertain. Regulatory approval frequently requires several years from the commencement of clinical trials to the receipt of regulatory approval. After any approvals, we remain subject to pervasive regulation and inspection for compliance with regulatory requirements. In December 2000, we initiated clinical trials for our ThinPrep Imaging System. We are unable to guarantee that the FDA will approve this product for commercial use. We may also need to obtain FDA approval for any other new products we are able to develop or obtain, and we cannot guarantee that we will be able to do so.

Our success depends on the market acceptance of our products and their cost.

         Our success and growth depends on market acceptance of our ThinPrep System, including any follow-on applications of ThinPrep technology for cervical cancer and any other new products we are able to successfully develop or obtain, including the ductal lavage device we obtained in our acquisition of Pro Duct Health. The laboratory cost of using the ThinPrep System for cervical cancer screening is higher than that of a conventional Pap smear. Due in part to increased competitive pressures in the healthcare industry to reduce costs, our ability to gain market acceptance of the ThinPrep System and follow-on products depends on our ability to demonstrate that the higher cost of using the ThinPrep System is offset by a reduction in costs often associated with conventional Pap smears, such as inaccurate diagnoses and the need for repeat Pap tests. In particular, for all of our products, including our ThinPrep System products and the Pro Duct ductal lavage device, we need to convince healthcare providers, insurance companies and other third party payors, and clinical laboratories of the clinical benefits and cost-effectiveness of our products.

We have limited marketing and sales experience, which could cause our sales to suffer.

        In order to effectively market the ThinPrep System and increase our sales and profits, we will need to continue to increase our marketing and sales capabilities both within the United States and in foreign countries. We received clearance from the FDA to market our ThinPrep System for cervical cancer screening in May 1996, and initiated full-scale marketing and sales efforts for the ThinPrep System in the United States beginning in the first quarter of 1997. We currently utilize both direct sales and strategic marketing relationships with large clinical laboratories and health care companies to market our products in the United States. We cannot guarantee that our direct sales force or strategic marketing relationships will succeed in promoting the ThinPrep System to healthcare providers, third-party payors or clinical laboratories, or that we will sufficiently establish additional marketing and sales channels. While we are currently evaluating marketing and sales channels outside of the United States, including contract sales organizations, distributors and marketing partners, we have established very limited foreign sales channels. We may not be able to establish successful marketing and distribution agreements or other channels for sales outside of the United States. We also cannot guarantee that we will be able to recruit and retain skilled marketing, sales, service and support personnel for our domestic and foreign sales and marketing efforts.

Our sales are dependent on third-party reimbursement.

         We cannot sell our ThinPrep System for cervical cancer screening in the United States and other countries unless we are able to secure adequate reimbursement from third-party payors such as private insurance plans, managed care organizations, and Medicare and Medicaid. Although a number of managed care organizations in the United States have added the ThinPrep Pap Test to their coverage, we cannot guarantee that reimbursement will increase or continue to be available, or that reimbursement levels will be adequate to enable healthcare providers and clinical laboratories in the United States and other countries to use the ThinPrep System for cervical cancer screening instead of the conventional Pap smear method. We also will be required to secure adequate reimbursement for any new products we develop or obtain, including the Pro Duct Health ductal lavage device, and we may not be able to do so successfully.

We have a limited number of customers and a lengthy sales process to generate new customers, which may adversely impact our sales.

         We are dependent on a relatively small number of large clinical laboratory customers in the United States for a significant portion of our sales of the ThinPrep System, and our business may materially suffer if we are unable to increase sales to our existing customers and establish new customers both within and outside the United States. Due in part to a trend toward consolidation of clinical laboratories in recent years and the relative size of the largest United States laboratories, it is likely that a significant portion of ThinPrep System sales will continue to be concentrated among a relatively small number of large clinical laboratories. To generate demand for the ThinPrep Pap Test among clinical laboratories, we must educate physicians and healthcare providers about the clinical benefits and cost-effectiveness of the ThinPrep System. We also need to demonstrate the availability of adequate levels of reimbursement for the ThinPrep Pap Test. This process requires a lengthy sales effort, which makes it difficult and expensive for us to obtain new customers.

We have a limited operating history.

         We have a limited operating history, which may make it difficult for you to evaluate our business and prospects. We received initial pre-market approval from the FDA to market our ThinPrep System as a replacement for the conventional pap smear in May 1996 and commenced full-scale commercial launch in the United States in 1997. Since that time, we have focused on follow-on product development, obtaining additional regulatory approvals, expanding our manufacturing capabilities, and establishing our marketing and sales capabilities and channels in the United States and internationally. Our future revenues and profitability depend significantly on our ability to successfully market and sell the ThinPrep System and any follow-on products both within and outside of the United States. Due in part to our limited operating history, you should not rely on our historical results of operations as an indication of our prospects for future revenues and profitability.

Our success depends on our ability to manage growth effectively.

         The scope of our operations and facilities, the number of our employees and the geographic area of our operations are growing rapidly. If we are not able to manage our growth effectively, our business and financial condition will materially suffer. Our growth may significantly strain our managerial, operation and financial resources and systems. To manage our growth effectively, we will have to continue to implement and improve additional management and financial systems and controls, and to expand, train and manage our employee base.

We have intense competition from other companies.

         We face direct competition from a number of publicly-traded and privately-held companies, including at least one other manufacturer of a thin-layer slide preparation system. The development, FDA approval and commercial marketing of competitive systems for cervical cancer screening could have a material adverse effect on our business and financial condition. Many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution and technical resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing.

Our quarterly operating results may vary.

         We expect that our operating results will fluctuate significantly in the future. Our quarterly results will depend on a number of factors, many of which are outside our control. These factors include:

         .   the extent to which our products gain market acceptance;
         .   the rate and size of expenditures incurred as we expand our domestic and establish our international sales and distribution networks;
         .   the timing of approvals of the ThinPrep System and any other new products, including the Pro Duct Helath ductal lavage device, for reimbursement by third-party payors;
         .   the timing and size of sales;
         .   the likelihood and timing of FDA approval of PMA supplements related to the ThinPrep System and any other new products;
         .   the timing and size of expenditures incurred in the research and development of new products; and
         .   the introduction and market acceptance of competing products or technologies.

We currently have limited foreign sales capabilities and cannot guarantee success in foreign markets.

         Although we commenced sales of our ThinPrep System in countries outside the United States in 1998, only a small percentage of our sales to date have been outside of the United States. If we fail to increase our revenues from sales outside of the United States, our business and financial condition may suffer materially. While we continue to evaluate possibilities for new foreign marketing and sales channels, including contract sales organizations, distributors and marketing partners, our current foreign sales channels are very limited. We cannot guarantee that we will successfully develop foreign sales channels or capabilities that will enable us to generate significant revenue from sales outside of the United States. Even if we are able to establish foreign sales capabilities, we may not be able to obtain required third-party reimbursements and regulatory approvals in foreign countries.

We are uncertain if additional applications of our ThinPrep System will be successful.

         In late 2000 and early 2001, we entered into separate co-promotion agreements for the co-promotion of Roche Diagnostics Corporation's COBAS(R) AMPLICOR(R) CT/NG test for the detection of chlamydia and gonorrhea and Digene Corporation's Hybrid Capture(R) II HPV DNA Assay for the detection of the human papillomavirus. Each test utilizes our ThinPrep collection vial. We intend to continue to evaluate additional uses of our ThinPrep technology in testing for the presence of other types of cancers and sexually transmitted diseases. We have not yet determined which of these additional applications we will seek to develop, commercialize or promote, alone or with other companies. We cannot guarantee that our agreements with Roche or Digene will be successful, or that we will be able to successfully promote, commercialize or develop additional uses of our technology in connection with testing for other cancers or sexually transmitted diseases.

We are highly dependent on key personnel.

         We are highly dependent on the principal members of our management and scientific staff. Loss of our key personnel would likely impede achievement of our research and development, operational, or strategic objectives. To be successful, we must retain key employees and attract additional qualified employees.

Our success depends on our ability to protect our intellectual property rights.

         We rely on a combination of patents, trade secrets, copyrights, trademarks and confidentiality agreements to protect our proprietary technology, rights and know-how. We also are the exclusive licensee of certain patented technology for use in the field of cytology related to the fluid pumping system used in the ThinPrep System. If we fail to protect, defend and maintain our intellectual property rights, or if we are subject to a third party claim of infringement, our business and financial condition will materially suffer.

Our reliance on sole source suppliers could harm our business.

         We currently obtain certain key components of the ThinPrep System, including our propriety filter material, from single sources. We have been increasing our inventory of these components in an effort to reduce this risk. If we are unable to obtain sufficient quantities of these components at reasonable prices and in a timely manner, we will not be able to manufacture our products on a timely and cost-competitive basis, which would materially and adversely affect our business and financial condition.

We may engage in acquisitions that may harm our operating results, dilute our stockholders and cause us to incur debt or assume contingent liabilities.

         On November 30, 2001, we completed the acquisition of Pro Duct Health, Inc., a privately-held company that has developed an FDA approved ductal lavage device designed to improve the evaluation of risk for breast cancer. We may in the future pursue additional acquisitions that could provide us with new technologies, products or service offerings, or enable us to obtain other competitive advantages. Acquisitions by us, including our acquisition of Pro Duct Health, may involve the following risks:

         .   use of significant amounts of cash;
         .   potential dilutive issuances of equity securities;
         .   incurrence of debt or amortization expenses related to certain intangible assets; and
         .   future impairment charges related to diminished fair value of businesses acquired as compared to their net book value.

Such acquisitions may involve numerous other risks, including:

         .   diversion of management's attention from other business concerns;
         .   difficulties associated with assimilating and integrating the personnel, operations and technologies of the acquired company;
         .   failure to retain key personnel;
         .   loss of key customers, customer dissatisfaction or performance problems with the acquired company;
         .   the costs associated with the integration of acquired operations;
             and
         .   assumption of unknown liabilities.

         We may not be successful in overcoming these risks or any other problems associated with our acquisition of Pro Duct Health or any other acquisitions. Any of these risks could materially harm our business and financial condition. Additionally, we cannot guarantee that Pro Duct Health or any other companies we acquire will achieve anticipated revenues and operating results.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.

                             SELLING STOCKHOLDERS

         The following table sets forth the number of shares of our common stock beneficially owned by each of the selling stockholders as of November 30, 2001 and the number of shares that may be offered by the selling stockholders pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by each selling stockholder and offered pursuant to this prospectus will be sold.

         As of November 5, 2001, there were 116,028,329 shares of our common stock outstanding.


                                                                           Number of          Number of         Number of
                                                                          Shares Owned     Shares Offered      Shares Owned
                                                                           Before the        Pursuant to        After the
             Selling Stockholder                     Position               Offering       this Prospectus       Offering
             ------------------                      --------               --------       ---------------       --------
Jane Allen                                               -                       697             697               -
Candace Archibald                                        -                       158             158               -
H. Byron Barnes                                          -                     2,460           2,460               -
Bayview 2000, LP                                         -                    49,203          49,203               -
Kim Blickenstaff                                         -                    50,947          50,947               -
Brentwood Affiliates Fund II, LP                         -                    14,329          14,329               -
Brentwood Associates IX, LP                              -                   702,170         702,170               -
CNA Trust Co, TTEE VLG 401(k)                            -                     1,800           1,800               -
  Plan FBO Mike Hall
Helen Cooksey, M.D.                                      -                       565             565               -
Anne DeGheest                                            -                     3,376           3,376               -
Elizabeth Love DeGracia                                  -                       565             565               -
Pamela Dixon                                             -                     1,432           1,432               -
Eagle Financing Co, Ltd.                                 -                    30,752          30,752               -
Erik T. Engelson Trust UDT                               -                     3,075           3,075               -
Leigh Firestone                                                                7,034           7,034
Franklin Strategic Series                                -                   615,042         615,042               -
Betsy Gates                                              -                     1,125           1,125               -
General Electric Capital Corporation                                           2,442           2,442
Linda Gont                                               -                       890             890               -
Adeline Hackett                                          -                     1,125           1,125               -
Michael W. Hall                                          -                     4,964           4,964               -
James M. Heslin                                          -                     6,002           6,002               -
David T. Hung, M.D.                                      -                   242,133         242,133               -
Institutional Venture Management                         -                    13,790          13,790               -
  VII, LP
Institutional Venture Partners VII, LP                   -                   665,814         665,814               -


                                                                                           Number of
                                                                           Number of        Shares
                                                                             Shares         Offered           Number of
                                                                             Owned        Pursuant to          Shares
                                                                           Before the         this            Owned After
Selling Stockholder                                  Position                Offerng       Prospectus        the Offering
-------------------                                  --------                -------       ----------        ------------
IVP Founders Fund I, LP                                  -                     9,979           9,979               -
JP Morgan Capital, LP                                    -                   252,948         252,948               -
Chris Ken                                                -                     2,049           2,049               -
Dan Kurz                                                 -                       609             609               -
Doug Lange                                               -                     5,064           5,064               -
Latham & Watkins                                         -                     1,537           1,537               -
Connie Long                                              -                       281             281               -
Susan Love, M.D.                                         -                   229,767         229,767               -
C. Patrick Machado                                       -                    60,534          60,534               -
Michael Miles                                            -                       562             562               -
Montreux Equity Partners II, LP                          -                    33,764          33,764               -
Julian Nikolchev                                         -                   115,183         115,183               -
Shawn O'Leary                                            -                     2,391           2,391               -
Phil Olsen                                               -                    33,764          33,764               -
Marga Ortigas-Wedekind                                   -                    32,422          32,422               -
Pacific Venture Group II, LP                             -                   218,038         218,038               -
Howard Palefsky                                          -                    69,244          69,244               -
Marianne Palefsky                                        -                     7,503           7,503               -
Marianne Palefsky, TTEE                                  -                       255             255               -
Lori Palomares                                           -                       257             257               -
Tina Patel                                               -                     1,688           1,688               -
Nick Petrakis                                            -                     1,125           1,125               -
Bea Pezino                                               -                       750             750               -
PVG Associates II, LP                                    -                     6,616           6,616               -
River Edge Partners Inc.                                 -                    45,899          45,899               -
Robertson Family Trust UDT dated                         -                     1,534           1,534               -
  5/7/98
Rebecca Robertson                                        -                    15,006          15,006               -
Clair Sater                                              -                     2,813           2,813               -
Pam Sayavong                                             -                        49              49               -
Lynn Seely                                               -                    31,513          31,513               -
Nancy Shanley                                            -                     1,125           1,125               -
Jane Shaw                                                -                     3,939           3,939               -
Sixty Wall Street Fund, LP                               -                    54,572          54,572               -
Angela Soito                                             -                    30,383          30,383               -
Stephen B. Solomon, M.D.                                 -                       922             922               -
Bonnie Stearns                                           -                    17,222          17,222               -
Kenneth Sumner                                           -                     2,250           2,250               -
The Rogers Family Trust                                  -                    11,254          11,254               -
Three Arch Partners II, LP                               -                   569,144         569,144               -
Shell Water Holding Company                              -                    22,509          22,509               -
  (UCLA)

                                                                               Number of
                                                         Number of              Shares
                                                           Shares               Offered                  Number of
                                                           Owned              Pursuant to                  Shares
                                                         Before the              this                    Owned After
Selling Stockholder                  Position             Offerng              Prospectus               the Offering
-------------------                  --------             -------              ----------               ------------
VLG Investments 1997                     -                  4,862                  4,862                       -
VLG Investments 1998                     -                  7,203                  7,203                       -
Weiss, Peck & Greer Venture              -                 37,350                 37,350                       -
  Associates IV Cayman, LP
Weiss, Peck & Greer Venture              -                296,575                296,575                       -
  Associates IV, LLC
WPG Enterprise Fund III, LLC             -                259,374                259,374                       -

  Total                                                 4,923,718              4,923,718
  -----

         The selling stockholders acquired their shares in connection with the acquisition of Pro Duct Health by our wholly-owned subsidiary, Cytyc Health Corporation, on November 30, 2001. In the merger, we issued shares of our common stock and cash in exchange for all of the outstanding capital stock of Pro Duct Health. We also agreed to assume all outstanding options to acquire Pro Duct Health common stock. The acquisition was accounted for using the purchase method of accounting. In connection with the acquisition, we entered into a registration rights agreement with the Pro Duct Health stockholders pursuant to which we agreed to register the shares issued to them in connection with the acquisition.

         Certain shares of the common stock in the above table, totaling approximately 489,075, have been deposited with an escrow agent pursuant to the Agreement and Plan of Merger dated as of October 17, 2001, by and among Cytyc, Cytyc Health Corporation and Pro Duct Health, and an Escrow Agreement dated as of November 30, 2001, by and among Cytyc, Cytyc Health Corporation, Pro Duct Health and JPMorgan Chase Bank. The escrowed shares will be used to indemnify us against losses, if any, resulting from breaches of the representations, warranties and covenants made by the selling stockholders in the Agreement and Plan of Merger or for certain intellectual property matters. The escrowed shares that are not needed to cover outstanding claims made by us will be released on December 6, 2002.

                             PLAN OF DISTRIBUTION

         The shares offered in this prospectus may be offered and sold from time to time for the accounts of the selling stockholders, including transferees of the selling stockholders who received shares from the selling stockholders by means other than through a sale, such as a gift, donation or other distribution (including limited partner distributions), for which the transferring selling stockholders received no consideration.

         The selling stockholders will act independently of Cytyc in making decisions with respect to the timing, manner and size of any sale. The selling stockholders may sell the shares:

         .  at then-prevailing prices and terms;
         . at prices related to the then-current market price; or . at negotiated prices.

         The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The selling stockholders may sell the shares in one or more of the following types of transactions:

         . one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;
         .  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
         .  ordinary brokerage transactions and transactions in which a broker solicits purchasers
         .  in negotiated transactions; or
         .  through other means.

         Subject to any restrictions imposed on them related to their employment by us, the selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

         . sell shares short and redeliver such shares to close out their short positions;
         . enter into transactions involving short sales by the brokers or dealers;
         . enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or
         . loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling stockholders may effect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" and any discounts, concessions or commissions received by them may be deemed to be "underwriting compensation" under the Securities Act of 1933, as amended. Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

         In addition to selling the shares pursuant to this prospectus, the selling stockholders may:

         . sell their shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;
         . transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or
         . agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholders are not subject to any underwriting agreement. The selling stockholders may sell the shares covered by this prospectus. In the event that a selling stockholder transfers shares by gift, donation, or other means of distribution that is not a sale, the transferee of the shares may not offer or sell the shares pursuant to this prospectus unless the transferee agreed in writing to the terms and conditions of the Registration Rights Agreement dated November 30, 2001, by and among Cytyc and certain security holders of Pro Duct Health.

         We will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

         Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the issuer has complied with the exemption.

         We intend to maintain the effectiveness of this prospectus until November 30, 2003 or such lesser period as is required to satisfy our obligations under the registration rights agreement among the selling stockholders and us. We may suspend the selling stockholders' rights to resell shares under this prospectus under the terms set forth in the Registration Rights Agreement.

         We have informed the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, we will make copies of this prospectus available to each of the selling stockholders and shall inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

                                 LEGAL MATTERS

         The legality of the shares offered in this prospectus is being passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. As of the date of this prospectus, certain attorneys with the firm of Testa, Hurwitz & Thibeault, LLP beneficially own an aggregate of 6,934 shares of our common stock.

                                    EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.